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Exhibit 4.1

FIRST AMENDMENT TO
SHAREHOLDER RIGHTS AGREEMENT

by and between

VERSICOR INC.
and
AMERICAN STOCK TRANSFER & TRUST COMPANY

        THIS FIRST AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT (this "First Amendment") is made and entered into as of July 30, 2002 by and between Versicor Inc., a Delaware corporation (the "Company") and American Stock Transfer & Trust Company ("Rights Agent").

        THE PARTIES ENTER THIS FIRST AMENDMENT on the basis of the following facts, understandings and intentions:

        A.    The Company and Rights Agent entered into that certain Shareholder Rights Agreement dated as of June 28, 2001, a copy of which is attached hereto as Exhibit A (the "Original Agreement");

        B.    The Company and Rights Agent desire to amend the Original Agreement in certain respects to provide that the definition of "Acquiring Person" shall not include any person who, with the approval of a majority of the members of the Board of Directors of the Company acting by means of resolution (or any other form of board action permitted by law and the Company's charter and bylaws, as amended from time to time), becomes the Beneficial Owner (as defined in the Original Agreement) of 15% or more of the shares of the common stock, par value $0.001 per share, of the Company (the "Common Stock"); and

        C.    Section 27 of the Original Agreement provides that the Company and Rights Agent shall, if the Company so directs, supplement or amend any provision of the Original Agreement without the approval of any holders of certificates representing shares of Common Stock.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

        1.    Amendment.    The term "Acquiring Person" in Section 1(a) of the Original Agreement shall be deleted in its entirety and in lieu thereof the following language shall be inserted:

          "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be, at any time after the Record Date, the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (calculated pursuant to the methodology set forth in Section 29), but shall not include:

            (i)    the Company;

            (ii)  any Subsidiary of the Company;

            (iii)  any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan;

            (iv)  any Person who becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing one percent (1%) or more of the shares of Common Stock then outstanding;

            (v)  any such Person who has reported or is required to report such ownership (but less than twenty percent (20%)), on Schedule 13G under the Securities and Exchange Act of 1934, as amended and in effect on the date of the Agreement (the "Exchange Act") (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Common Stock) and, within ten (10) Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of fourteen and nine-tenths percent (14.9%) inadvertently or without knowledge of the terms of the Rights and who, together with all Affiliates and Associates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within ten (10) Business Days, then such Person shall become an Acquiring Person immediately after such ten (10)-Business-Day period; or

            (vi)  any such Person who has been granted an exemption from such status by the Board of Directors of the Company (which exemption may include such terms and conditions as the Board selects) and who, within ten (10) Business Days of being requested by the Company, certifies in writing to the Company that such Person is in compliance with the terms and conditions of such exemption; provided, however, that if the Person requested to so certify fails to do so within ten (10) Business Days, then such Person shall become an Acquiring Person immediately after such ten (10)-Business-Day Period."

        2.    Full Force and Effect.    Except as amended hereby, the Original Agreement shall remain in full force and effect and unmodified.

        3.    Execution.    This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this First Amendment, the parties may execute and exchange facsimile counterparts of the signature pages, and facsimile counterparts shall serve as originals.

        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the day and year first above written.

VERSICOR INC., a Delaware corporation
By:	/s/ GEORGE F. HORNER III George F. Horner III President and Chief Executive Officer
Attest:
By:	/s/ Peter T. Healy Secretary
AMERICAN STOCK TRANSFER & TRUST COMPANY
By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President
Attest:
By:	/s/ Susan Silber
Name:	Susan Silber
Title:	Assistant Secretary

[SIGNATURE PAGE TO FIRST AMENDMENT TO RIGHTS AGREEMENT]

EXHIBIT A
ORIGINAL AGREEMENT

[incorporated by reference to Exhibit 4.1 to Versicor's Current Report on Form 8-K filed July 11, 2001]

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  Exhibit 4.1
FIRST AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT by and between VERSICOR INC. and AMERICAN STOCK TRANSFER & TRUST COMPANY
EXHIBIT A ORIGINAL AGREEMENT